JPMorgan Chase Financial Company LLC	March 2018
Pricing Supplement
Registration Statement Nos. 333-209682 and 333-209682-01
Dated February 28, 2018
Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities
Buffered PLUS Based on the Value of the MSCI Europe Index due September 3, 2020
Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
The Buffered PLUS will pay no interest and provide a minimum payment at maturity of only 10.00% of the stated principal amount.  At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to a maximum payment at maturity.  If the underlying index has declined in value but has not declined by more than the specified buffer amount, investors will receive the stated principal amount of their investment.  However, if the underlying index has declined by more than the buffer amount, at maturity investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 10.00% of the stated principal amount.  Investors may lose up to 90.00% of the stated principal amount of the Buffered PLUS at maturity.  The Buffered PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the underlying index.  At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the closing level of the underlying index on the valuation date.  The Buffered PLUS are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program.  Any payment on the Buffered PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the Buffered PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Buffered PLUS.
FINAL TERMS
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Underlying index:	MSCI Europe Index
Aggregate principal amount:	$16,123,150
Payment at maturity:	If the final index value is greater than the initial index value, for each $10 stated principal amount Buffered PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is equal to the initial index value or is less than the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10.00%, for each $10 stated principal amount Buffered PLUS,

$10

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10.00%, for each $10 stated principal amount Buffered PLUS,

($10 × index performance factor) + $1.00

This amount will be less than the stated principal amount of $10 per Buffered PLUS.  However, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., under no circumstances will the Buffered PLUS pay less than $1.00 per Buffered PLUS at maturity.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Leverage factor:	200%
Buffer amount:	10.00%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$18.00 (180.00% of the stated principal amount) per Buffered PLUS.
Minimum payment at maturity:	$1.00 per Buffered PLUS (10.00% of the stated principal amount)
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (see “Commissions and issue price” below)
Pricing date:	February 28, 2018
Original issue date (settlement date):	March 5, 2018
Valuation date:
August 28, 2020, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date —  Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement

Maturity date:
September 3, 2020, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Buffered PLUS	$10.00	$0.25(2)	$9.70
		$0.05(3)
Total	$16,123,150.00	$483,694.50	$15,639,455.50
(1)	See “Additional Information about the Buffered PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the Buffered PLUS.
(2)
JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $0.25 per $10 stated principal amount Buffered PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”).  See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount Buffered PLUS.
The estimated value of the Buffered PLUS on the pricing date was $9.65 per $10 stated principal amount Buffered PLUS.  See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document for additional information.
Investing in the Buffered PLUS involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Risk Factors” beginning on page 6 of this document.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Buffered PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
The Buffered PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Buffered PLUS” at the end of this document.
Product supplement no. MS-1-I dated June 3, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf
Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the MSCI Europe Index due September 3, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Terms continued from previous page:
Initial index value:	The closing level of the underlying index on the pricing date, which was 128.02
Final index value:	The closing level of the underlying index on the valuation date
CUSIP / ISIN:	48129L710 / US48129L7102
Listing:	The Buffered PLUS will not be listed on any securities exchange.

February 2018	Page 2

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the MSCI Europe Index due September 3, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investment Summary
Buffered Performance Leveraged Upside Securities
Principal at Risk Securities
The Buffered PLUS Based on the Value of the MSCI Europe Index due September 3, 2020 (the “Buffered PLUS”) can be used:
▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of potential positive performance of the underlying index.
▪
To potentially achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

▪	To obtain a buffer against a specified level of negative performance in the underlying index.

Maturity:	Approximately 2.5 years
Leverage factor:	200%
Buffer amount:	10.00%
Maximum payment at maturity:	$18.00 (180.00% of the stated principal amount) per Buffered PLUS
Minimum payment at maturity:	$1.00 per Buffered PLUS. Investors may lose up to 90.00% of the stated principal amount of the Buffered PLUS at maturity.
Supplemental Terms of the Buffered PLUS
For purposes of the accompanying product supplement, the underlying index is an “Index.”
Notwithstanding anything to the contrary in the accompanying product supplement, the “closing level” of the underlying index or any relevant successor index (as defined in the accompanying product supplement) on any relevant day will equal the closing level of the underlying index or that successor index, as applicable, as published on the Bloomberg Professional® service (“Bloomberg”) with respect to that day.  Currently, Bloomberg publishes the closing level of the underlying index to fewer decimal places than MSCI Inc. (“MSCI”), the sponsor of the underlying index.  As a result, the closing level of the underlying index published by Bloomberg will likely be slightly different from the official closing level of the underlying index published by MSCI.
Notwithstanding anything to the contrary in the accompanying underlying supplement, the euro price return version of the underlying index is reported by Bloomberg L.P. under the ticker symbol “MXEU.”

February 2018	Page 3

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the MSCI Europe Index due September 3, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Key Investment Rationale
Buffered PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies, while providing limited protection against negative performance of the underlying asset.  If the underlying asset has decreased in value by more than the specified buffer amount, investors are exposed to the negative performance of the underlying asset, subject to the minimum payment at maturity.  At maturity, if the underlying asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the asset has depreciated and (i) if the underlying asset has not depreciated by more than the specified buffer amount, investors will receive the stated principal amount of their investment, or (ii) if the underlying asset has depreciated by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount.  Investors may lose up to 90.00% of the stated principal amount of the Buffered PLUS at maturity.
Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying index.
Upside Scenario
The underlying index increases in value and, at maturity, the Buffered PLUS pay the stated principal amount of $10 plus a return equal to 200% of the index percent increase, subject to the maximum payment at maturity of $18.00 (180.00% of the stated principal amount) per Buffered PLUS.

Par Scenario	The final index value is equal to the initial index value or declines in value by no more than 10.00% and, at maturity, the Buffered PLUS pay the stated principal amount of $10 per Buffered PLUS.
Downside Scenario
The underlying index declines in value by more than 10.00% and, at maturity, the Buffered PLUS pay an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decline of the final index value from the initial index value, plus the buffer amount of 10.00%.  (Example: if the underlying index decreases in value by 20%, the Buffered PLUS will pay an amount that is less than the stated principal amount by 20% plus the buffer amount of 10.00%, or $9.00 per Buffered PLUS.)  The minimum payment at maturity is $1.00 per Buffered PLUS, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

February 2018	Page 4

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the MSCI Europe Index due September 3, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
How the Buffered PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:
Stated principal amount:	$10 per Buffered PLUS
Leverage factor:	200%
Maximum payment at maturity:	$18.00 (180.00% of the stated principal amount) per Buffered PLUS
Minimum payment at maturity:	$1.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works
▪
Upside Scenario.  If the final index value is greater than the initial index value, for each $10 principal amount Buffered PLUS investors will receive the $10 stated principal amount plus a return equal to 200% of the appreciation of the underlying index over the term of the Buffered PLUS, subject to the maximum payment at maturity.  Under the terms of the Buffered PLUS, an investor will realize the maximum payment at maturity at a final index value of 140.00% of the initial index value.

▪
Par Scenario.  If the final index value is equal to the initial index value or is less than the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10.00%, investors will receive the stated principal amount of $10 per Buffered PLUS.

▪
Downside Scenario.  If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10.00%, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final index value from the initial index value, plus the buffer amount of 10.00%.  The minimum payment at maturity is $1.00 per Buffered PLUS.

▪	For example, if the underlying index depreciates 50.00%, investors will lose 40.00% of their principal and receive only $6.00 per Buffered PLUS at maturity, or 60.00% of the stated principal amount.
The hypothetical returns and hypothetical payments on the Buffered PLUS shown above apply only if you hold the Buffered PLUS for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

February 2018	Page 5

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the MSCI Europe Index due September 3, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying product supplement and the accompanying underlying supplement.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.
▪
Buffered PLUS do not pay interest and you could lose up to 90.00% of your principal at maturity.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10.00% of your principal, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.  If the final index value has declined by an amount greater than the buffer amount of 10.00% from the initial index value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the underlying index, plus $1.00 per Buffered PLUS.  Accordingly, you could lose up to 90.00% of your principal.

▪
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.  The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $18.00 (180.00% of the stated principal amount) per Buffered PLUS.  Because the maximum payment at maturity will be limited to 180.00% of the stated principal amount for the Buffered PLUS, any increase in the final index value by more than 40.00% will not further increase the return on the Buffered PLUS.

▪
The Buffered PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the Buffered PLUS.  Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the Buffered PLUS.  If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the Buffered PLUS and you could lose your entire investment.

▪
As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities.  Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements.  As a result, we are dependent upon payments from our affiliates to meet our obligations under the Buffered PLUS.  If these affiliates do not make payments to us and we fail to make payments on the Buffered PLUS, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

▪
Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Buffered PLUS and other affiliates of the issuer may be different from those of investors.  We and our affiliates play a variety of roles in connection with the issuance of the Buffered PLUS, including acting as calculation agent and as an agent of the offering of the Buffered PLUS, hedging our obligations under the Buffered PLUS and making the assumptions used to determine the pricing of the Buffered PLUS and the estimated value of the Buffered PLUS, which we refer to as the estimated value of the Buffered PLUS.  In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS.  The calculation agent has determined the initial index value, will determine the final index value and will calculate the amount of payment you will receive at maturity.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the underlying index or calculation of the final index value in the event of a discontinuation or material change in method of calculation of the underlying index, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Buffered PLUS and the value of the Buffered PLUS.  It is possible that hedging or trading activities of ours or our affiliates in connection with the Buffered PLUS could result in

February 2018	Page 6

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the MSCI Europe Index due September 3, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
substantial returns for us or our affiliates while the value of the Buffered PLUS declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
▪
The estimated value of the Buffered PLUS is lower than the original issue price (price to public) of the Buffered PLUS.  The estimated value of the Buffered PLUS is only an estimate determined by reference to several factors.  The original issue price of the Buffered PLUS exceeds the estimated value of the Buffered PLUS because costs associated with selling, structuring and hedging the Buffered PLUS are included in the original issue price of the Buffered PLUS.  These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Buffered PLUS and the estimated cost of hedging our obligations under the Buffered PLUS.  See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document.

▪
The estimated value of the Buffered PLUS does not represent future values of the Buffered PLUS and may differ from others’ estimates.  The estimated value of the Buffered PLUS is determined by reference to internal pricing models of our affiliates.  This estimated value of the Buffered PLUS is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the Buffered PLUS that are greater than or less than the estimated value of the Buffered PLUS.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the Buffered PLUS could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy the Buffered PLUS from you in secondary market transactions.  See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document.

▪
The estimated value of the Buffered PLUS is derived by reference to an internal funding rate.  The internal funding rate used in the determination of the estimated value of the Buffered PLUS is based on, among other things, our and our affiliates’ view of the funding value of the Buffered PLUS as well as the higher issuance, operational and ongoing liability management costs of the Buffered PLUS in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Buffered PLUS and any secondary market prices of the Buffered PLUS.  See “Additional Information about the Buffered PLUS — The estimated value of the Buffered PLUS” in this document.

▪
The value of the Buffered PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Buffered PLUS for a limited time period.  We generally expect that some of the costs included in the original issue price of the Buffered PLUS will be partially paid back to you in connection with any repurchases of your Buffered PLUS by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances.  See “Additional Information about the Buffered PLUS — Secondary market prices of the Buffered PLUS” in this document for additional information relating to this initial period.  Accordingly, the estimated value of your Buffered PLUS during this initial period may be lower than the value of the Buffered PLUS as published by JPMS (and which may be shown on your customer account statements).

▪
Secondary market prices of the Buffered PLUS will likely be lower than the original issue price of the Buffered PLUS.  Any secondary market prices of the Buffered PLUS will likely be lower than the original issue price of the Buffered PLUS because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Buffered PLUS.  As a result, the price, if any, at which JPMS will be willing to buy Buffered PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Buffered PLUS.

February 2018	Page 7

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the MSCI Europe Index due September 3, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
The Buffered PLUS are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your Buffered PLUS to maturity.  See “— Secondary trading may be limited” below.
▪
Secondary market prices of the Buffered PLUS will be impacted by many economic and market factors.  The secondary market price of the Buffered PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing level of the underlying index, including:

o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility of the underlying index;
o	the time to maturity of the Buffered PLUS;
o	the dividend rates on the equity securities included in the underlying index;
o	interest and yield rates in the market generally;
o
the exchange rates and the volatility of the exchange rates between the European Union euro and each of the currencies in which the equity securities included in the underlying index trade and the correlation among those rates and the levels of the underlying index; and

o	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Buffered PLUS, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Buffered PLUS, if any, at which JPMS may be willing to purchase your Buffered PLUS in the secondary market.
▪
Investing in the Buffered PLUS is not equivalent to investing in the underlying index.  Investing in the Buffered PLUS is not equivalent to investing in the underlying index or its component stocks.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the Buffered PLUS.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The Buffered PLUS are subject to risks associated with securities issued by non-U.S. companies.  The equity securities included in the underlying index have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

▪
The Buffered PLUS are subject to currency exchange risk.  In order to calculate the level of the underlying index, the prices of the equity securities included in the underlying index are converted into U.S. dollars and those U.S. dollar prices are used to calculate the U.S. dollar level of the underlying index.  The U.S. dollar level of the underlying index is then converted into euros by adjusting the U.S. dollar level of the underlying index to reflect the return on the exchange rate between the U.S. dollar and the euro since the inception of the euro on January 1, 1999.  Accordingly, holders of the Buffered PLUS will be exposed to currency exchange rate risk with respect to the currencies in which securities included in the underlying

February 2018	Page 8

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the MSCI Europe Index due September 3, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
index are traded relative to the U.S. dollar and with respect to the U.S. dollar relative to the euro.  Your net exposure will depend on the extent to which the currencies in which securities included in the underlying index are traded strengthen or weaken against the U.S. dollar and the relative weights of those securities, as well as the extent to which the euro strengthens or weakens against the U.S. dollar.  If, taking into account the relevant weights, the U.S. dollar strengthens against the currencies in which securities included in the underlying index are traded or if the euro strengthens against the U.S. dollar, the levels of the underlying index will be adversely affected and any payment on the securities may be reduced.  Of particular importance to potential currency exchange risk are:
o	existing and expected rates of inflation;
o	existing and expected interest rate levels;
o	the balance of payments in the countries issuing those currencies, the other Eurozone countries and the United States and between each country and its major trading partners;
o	political, civil or military unrest in the countries issuing those currencies , the other Eurozone countries and the United States; and
o	the extent of government surpluses or deficits in the countries issuing those currencies, the other Eurozone countries and the United States.
▪
All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies , the other Eurozone countries and the United States and other countries important to international trade and finance.

▪
Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Buffered PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Buffered PLUS on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the value of the underlying index and, as a result, could decrease the amount an investor may receive on the Buffered PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index value and, therefore, could potentially increase the level that the final index value must reach before you receive a payment at maturity that exceeds the issue price of the Buffered PLUS or so that you do not suffer a loss on your initial investment in the Buffered PLUS.  Additionally, these hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the final index value and, accordingly, the amount of cash an investor will receive at maturity.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Buffered PLUS declines.

▪
Secondary trading may be limited.  The Buffered PLUS will not be listed on a securities exchange.  There may be little or no secondary market for the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  JPMS may act as a market maker for the Buffered PLUS, but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the Buffered PLUS.  If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Buffered PLUS.

▪
The tax consequences of an investment in the Buffered PLUS are uncertain.  There is no direct legal authority as to the proper U.S. federal income tax characterization of the Buffered PLUS, and we do not intend to request a ruling from the IRS.  The IRS might not accept, and a court might not uphold, the treatment of the Buffered PLUS described in “Additional Information about the Buffered PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.  If the IRS were successful in asserting an alternative treatment for the Buffered PLUS, the timing and character of any income or loss on the Buffered PLUS could differ materially and adversely from our description herein.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the MSCI Europe Index due September 3, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

February 2018	Page 10

JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the MSCI Europe Index due September 3, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
MSCI Europe Index Overview
The MSCI Europe Index is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of the developed markets in Europe.  For additional information about the MSCI Europe Index, see “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.
Information as of market close on February 28, 2018:
Bloomberg Ticker Symbol:	MXEU
Current Closing Level:	128.02
52 Weeks Ago (on 2/28/2017):	125.22
52 Week High (on 1/23/2018):	135.99
52 Week Low (on 2/9/2018):	124.29
The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the underlying index for each quarter in the period from January 1, 2013 through February 28, 2018.  The graph following the table sets forth the daily closing levels of the underlying index during the same period.  The closing level of the underlying index on February 28, 2018 was 128.02.  We obtained the closing level information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the underlying index on the valuation date.  The payment of dividends on the stocks that constitute the underlying index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.
MSCI Europe Index	High	Low	Period End
2013
First Quarter	102.61	96.31	100.92
Second Quarter	106.55	94.54	97.69
Third Quarter	107.75	97.80	106.16
Fourth Quarter	112.13	104.24	112.13
2014
First Quarter	115.34	108.35	113.81
Second Quarter	119.26	111.51	116.74
Third Quarter	119.21	111.17	117.21
Fourth Quarter	119.63	105.92	116.72
2015
First Quarter	137.56	112.92	135.26
Second Quarter	140.92	129.19	129.19
Third Quarter	137.84	114.32	117.25
Fourth Quarter	130.03	116.73	123.11
2016
First Quarter	123.11	102.32	113.62
Second Quarter	118.41	104.49	111.62
Third Quarter	118.29	108.01	115.82
Fourth Quarter	122.54	111.29	122.50
2017
First Quarter	128.93	121.99	128.93
Second Quarter	133.83	127.12	128.08
Third Quarter	131.01	124.40	131.01
Fourth Quarter	133.95	129.04	131.41
2018
First Quarter (through February 28, 2018)	135.99	124.29	128.02

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the MSCI Europe Index due September 3, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
MSCI Europe Index Historical Performance – Daily Closing Levels January 1, 2013 to February 28, 2018

Index Level
160
140
120
100
80
60
40
20
0
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Source: Bloomberg

License Agreement.  JPMorgan Chase & Co. or its affiliate has entered into an agreement with MSCI providing it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the MSCI Europe Index, which is owned and published by MSCI, in connection with certain securities, including the Buffered PLUS.  For more information, see “Equity Index Descriptions — The MSCI Indices — License Agreement” in the accompanying underlying supplement.

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the MSCI Europe Index due September 3, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information about the Buffered PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions:
Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the following business day.  If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed to the third business day following the valuation date as postponed.

Minimum ticketing size:	$1,000 / 100 Buffered PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the Buffered PLUS:
The estimated value of the Buffered PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Buffered PLUS, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Buffered PLUS.  The estimated value of the Buffered PLUS does not represent a minimum price at which JPMS would be willing to buy your Buffered PLUS in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the Buffered PLUS is based on, among other things, our and our affiliates’ view of the funding value of the Buffered PLUS as well as the higher issuance, operational and ongoing liability management costs of the Buffered PLUS in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Risk Factors — The estimated value of the Buffered PLUS is derived by reference to an internal funding rate” in this document.  The value of the derivative or derivatives underlying the economic terms of the Buffered PLUS is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the Buffered PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — The estimated value of the Buffered PLUS does not represent future values of the Buffered PLUS and may differ from others’ estimates” in this document.
The estimated value of the Buffered PLUS is lower than the original issue price of the Buffered PLUS because costs associated with selling, structuring and hedging the Buffered PLUS are included in the original issue price of the Buffered PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Buffered PLUS and the estimated cost of hedging our obligations under the Buffered PLUS.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Buffered PLUS.  See “Risk Factors — The estimated value of the Buffered PLUS is lower than the original issue price (price to public) of the Buffered PLUS” in this document.

Secondary market prices of the Buffered PLUS:
For information about factors that will impact any secondary market prices of the Buffered PLUS, see “Risk Factors — Secondary market prices of the Buffered PLUS will be impacted by many economic and market factors” in this document.  In addition, we generally expect that some of the costs included in the original issue price of the Buffered PLUS will be partially paid back to you in connection with any repurchases of your Buffered PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the Buffered PLUS.  The length of any such initial period reflects the structure of the Buffered PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Buffered PLUS and when these costs are incurred, as determined by our affiliates.  See “Risk Factors — The value of the Buffered PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the MSCI Europe Index due September 3, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
current estimated value of the Buffered PLUS for a limited time period.”
Tax considerations:
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Buffered PLUS.
Based on current market conditions, in the opinion of our special tax counsel, your Buffered PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Buffered PLUS should be treated as long-term capital gain or loss if you hold your Buffered PLUS for more than a year, whether or not you are an initial purchaser of Buffered PLUS at the issue price.  However, the IRS or a court may not respect this treatment of the Buffered PLUS, in which case the timing and character of any income or loss on the Buffered PLUS could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.
Withholding under legislation commonly referred to as “FATCA” may (if the Buffered PLUS are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Buffered PLUS, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a Buffered PLUS. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the Buffered PLUS.

Supplemental use of proceeds and hedging:
The Buffered PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Buffered PLUS.  See “How the Buffered PLUS Work” in this document for an illustration of the risk-return profile of the Buffered PLUS and “MSCI Europe Index Overview” in this document for a description of the market exposure provided by the Buffered PLUS.
The original issue price of the Buffered PLUS is equal to the estimated value of the Buffered PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Buffered PLUS, plus the estimated cost of hedging our obligations under the Buffered PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:
Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the Buffered PLUS in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management.  In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each PLUS.
We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Buffered PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.
We expect that delivery of the Buffered PLUS will be made against payment for the Buffered PLUS on or about the original issue date set forth on the front cover of this document, which will be the third business day following the pricing date of the Buffered PLUS (this settlement

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the MSCI Europe Index due September 3, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Buffered PLUS on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.
The Buffered PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”).  For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”).  Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Buffered PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Buffered PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Validity of the Buffered PLUS:
In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Buffered PLUS offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Buffered PLUS will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Buffered PLUS and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2016.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

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JPMorgan Chase Financial Company LLC
Buffered PLUS Based on the Value of the MSCI Europe Index due September 3, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Where you can find more information:
You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Buffered PLUS are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.
This document, together with the documents listed below, contains the terms of the Buffered PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Buffered PLUS involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
• Product supplement no. MS-1-I dated June 3, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf
• Underlying supplement no. 1-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
• Prospectus supplement and prospectus, each dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.
As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.
“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

February 2018	Page 16